CERTIFICATE OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                               MEGAPRO TOOLS, INC.


         Pursuant to Section 78.385 of the Nevada Revised Statutes, the undersigned Chief Executive Officer of Megapro Tools, Inc., a corporation organized and existing under and by virtue of the law of the State of Nevada (the "Corporation"), does hereby certify:

         That pursuant to a Written Consent of the Board of Directors dated October 1, 2002, and a Written Consent of stockholders holding at least a majority of the voting power of the Company dated October 2, 2002, the Board of Directors and stockholders approved the amendment to the Corporation's Articles of Incorporation as follows:

         FIRST: Article I of the Articles of Incorporation of this Corporation is amended in its entirety to read as follows:

         "The name of this Corporation shall be Spear & Jackson, Inc."

         SECOND: The foregoing amendment was adopted by a Written Consent of the Board of Directors dated October 1, 2002, pursuant to Section 78.315(2) of the Nevada Revised Statutes, and Written Consent of stockholders holding at least a majority of the voting power of the Corporation dated October 2, 2002, pursuant to Section 78.320(2) of the Nevada Revised Statutes. The number of votes cast for the amendment to the Corporation's Articles of Incorporation were sufficient for approval.


         IN WITNESS WHEREOF, the undersigned, being the Chief Executive Officer of this Corporation, has executed this Certificate of Amendment as of November 7, 2002.

                                            MEGAPRO TOOLS, INC.


                                        /s/ Dennis Crowley
                                            -------------------
                                            Dennis Crowley
                                            Chief Executive Officer